Exhibit 14(a)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 21, 2024, with respect to the consolidated financial statements of Blue Owl Capital Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and our report dated February 21, 2024, with respect to the Senior Securities table under the caption “Senior Securities of OBDC,” incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.
/s/ KPMG LLP
New York, New York
August 16, 2024